PROSPECTUS SUPPLEMENT NO. 9
                      TO PROSPECTUS DATED FEBRUARY 8, 2002
                                AS SUPPLEMENTED:
                                JANUARY 14, 2004




                                     {LOGO}




                                EATON VANCE CORP.
                             NON-VOTING COMMON STOCK


     This Prospectus Supplement No. 9 supplements and amends the Prospectus dated February 8, 2002 of Eaton Vance Corp., as supplemented (the "Prospectus"), relating to the resale of shares of our non-voting common stock deliverable upon exchange of Liquid Yield Option(TM) Notes due 2031 issued by Eaton Vance Management by certain holders of LYONs(TM) who are named as selling stockholders in this Prospectus Supplement and the Prospectus.

     You should read this Prospectus Supplement in conjunction with the Prospectus. This Prospectus Supplement updates information in the Prospectus, and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

                               -----------------

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                               -----------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.


           The date of this Prospectus Supplement is January 14, 2004.

(TM) Trademark of Merrill Lynch & Co., Inc.

     The table of selling stockholders contained in the Prospectus is hereby amended and restated as set forth below to add certain entities as selling stockholders. The table below sets forth, as of January 14, 2004, information regarding the beneficial ownership of our non-voting common stock that each selling stockholder may offer pursuant to the Prospectus. The information contained in the table, which gives effect to the changes described above, is based solely on information provided by or on behalf of selling stockholders through January 14, 2004. Information about other selling stockholders will be set forth in future prospectus supplements, if required.

                                                         SELLING STOCKHOLDERS

                                                                    SHARES OF
                                                                   NON-VOTING                                PERCENTAGE OF
                                                                  COMMON STOCK            SHARES OF            NON-VOTING
                                                                  BENEFICIALLY        NON-VOTING COMMON       COMMON STOCK
                                                                 OWNED PRIOR TO       STOCK THAT MAY BE       OUTSTANDING
SELLING STOCKHOLDER (1)                                           OFFERING (2)        OFFERED HEREBY (3)          (4)
------------------------------------------------------------    ------------------    -------------------    ---------------
White River Securities L.L.C.                                              31,245                 31,245           *
Bear Stearns & Co. Inc.                                                    31,245                 31,245           *
Julius Baer Multibond Convertbond                                          14,366                 14,366           *
R2 Investments, LDC                                                       143,657                143,657           *
KBC Financial Products USA Inc.                                            21,549                 21,549           *
KBC Financial Products (Cayman Islands)                                   639,273                639,273           *
JMG Triton Offshore Fund, Ltd                                              20,830                 20,830           *
UFJ Investments Asia Ltd                                                  143,657                143,657           *
MLQA Convertible Securities Arbitrage Ltd.                                287,314                287,314           *
Deutsche Banc Alex Brown Inc.                                             560,262                560,262           *
First Union International Capital Markets Inc.                            143,657                143,657           *
Gaia Offshore Master Fund Ltd.                                            124,263                124,263           *
Lyxor Master Fund                                                          19,394                 19,394           *
Merrill Lynch, Pierce, Fenner & Smith, Inc. (5)                            99,842                 99,842           *
UBS AG LON F/B/O PB                                                        71,829                 71,829           *
CALAMOS(R)Convertible Growth and Income
     Fund - CALAMOS(R)Investment Trust                                      35,914                 35,914           *
State of Florida, Office of the Treasurer                                  35,914                 35,914           *
TD Securities (USA) Inc.                                                  254,272                254,272           *
Dodeca Fund, L.P.                                                          28,731                 28,731           *
Akela Capital Master Fund, LLC                                             43,097                 43,097           *
Amaranth L.L.C.                                                           439,365                435,065           *
Sunrise Partners Limited Partnership                                       28,849                 21,549           *
Susquehanna Capital Group                                                 179,571                179,571           *
Topanga XI                                                                  5,746                  5,746           *

(footnotes on following page)

                                       2

                                                                    SHARES OF
                                                                   NON-VOTING                                PERCENTAGE OF
                                                                  COMMON STOCK            SHARES OF            NON-VOTING
                                                                  BENEFICIALLY        NON-VOTING COMMON       COMMON STOCK
                                                                 OWNED PRIOR TO       STOCK THAT MAY BE       OUTSTANDING
SELLING STOCKHOLDER (1)                                           OFFERING (2)        OFFERED HEREBY (3)          (4)
------------------------------------------------------------    ------------------    -------------------    ---------------
Citigroup Global Markets Ltd.                                             610,542                610,542           *
Canadian Imperial Holdings Inc.                                           143,657                143,657           *
Banc of America Securities LLC                                              5,746                  5,746           *

TOTAL (6)                                                                                      2,583,671          3.6%
----------
*Less than one percent (1%)


(1) The non-voting common stock share figures reported in this table for the various selling stockholders are based on information supplied to us, as of January 14, 2004, by the respective selling stockholders named in the table. As of that date, these selling stockholders had supplied us with information indicating that, collectively, they owned more than the
     $179,850,000 aggregate principal amount at maturity of LYONs currently outstanding (which amount would be exchangeable into a maximum 2,583,671 shares of non-voting common stock). This reflects, we believe, that one or more selling stockholders supplied us with information for inclusion in the table and then subsequently (i) exercised their right to require EVM to repurchase their LYONs, in whole or in part, for cash on August 13, 2002, pursuant to the terms of the Indenture governing the LYONs; and/or (ii) sold their LYONs in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to persons who also supplied us information with respect to the shares deliverable upon exchange of the same LYONs.

(2) The number of shares of non-voting common stock deliverable upon exchange of the LYONs are subject to change under certain circumstances described in the Indenture governing the LYONs. As a result, the number of shares of non-voting common stock deliverable upon exchange of the LYONs may increase or decrease at any time.

(3) Assumes that the full amount of LYONs reported as held by a selling stockholder is exchanged for shares of non-voting common stock at an exchange rate of 14.3657 shares of non-voting common stock per $1,000 principal amount at maturity of LYONs, and that all shares received upon exchange are offered hereunder by that selling stockholder. Since exchange of the LYONs for shares of non-voting common stock is conditioned upon the occurrence of specified events, and since Eaton Vance Management has the right to pay cash in lieu of delivering shares of non-voting common stock upon exchange, there can be no assurance that any selling stockholder will be able to exchange its LYONs, or that it will receive shares of non-voting common stock upon any such exchange.

(4) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 68,813,555 shares of non-voting common stock outstanding as of July 31, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of non-voting common stock deliverable upon exchange of all of that holder's LYONs, but we did not assume exchange of any other holder's LYONs.

(5) Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") is not aware of any position, office, or directorship relationship with the company or its affiliates; however, Merrill Lynch may or may not have, from time to time, acted in a financial investment advisory capacity to the company or its affiliates.

(6) The total non-voting common stock share figure above represents the maximum number of shares deliverable upon exchange of the aggregate principal amount at maturity of LYONs outstanding as of January 14, 2004. Accordingly, this figure represents the maximum number of shares of non-voting common stock that could be sold hereunder.

     The Prospectus, together with all Prospectus Supplements, constitutes the Prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of non-voting common stock deliverable upon exchange of the LYONs.

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